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                                                                    EXHIBIT 99.1

For Immediate Release

Contact:
Brad Poynter
NEON Systems, Inc.
281.491.4200
brad.poynter@neonsys.com

                     NEON Systems Announces Share Repurchase

     SUGAR LAND, TX (January 2, 2002) - NEON(R) Systems, Inc. (Nasdaq:NESY), a leading provider of data access, legacy renewal, and OS/390 enterprise system management solutions, today announced the Company has purchased 913,400 shares of its outstanding common stock in a transaction arising from an unsolicited offer. The transaction occurred December 21, 2001 at a purchase price of $2.90 per share. The shares purchased amounted to approximately 9.5% of the Company's then outstanding 9,574,683 shares of common stock, which after the purchase now totals 8,661,283 shares. The stock will be available for use in future activity such as acquisitions and/or funding employee option grants. The Company has no current plans to purchase additional shares of its outstanding common stock. Depending on the circumstances at the time however, the Company may respond to additional unsolicited offers in negotiated transactions in the future.

 ABOUT NEON SYSTEMS

     NEON Systems, Inc. (Nasdaq: NESY) is a leading provider of powerful data access, legacy renewal, and OS/390 enterprise system management solutions. Today, more than 40% of the Fortune 100 are using NEON Systems solutions to enable transparent access to System/390 data and transactions from the Internet or distributed computing environments--all without custom coding. NEON's IMS/CICS utilities enhance and maintain high availability, integrity, and performance while consistently outperfoming competitor products. For more information, visit www.neonsys.com or call 800-505-NEON.

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This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are intended to be covered by the safe harbors created thereby and the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's best judgment based on factors currently known and include, among other things, NEON Systems' repurchase of outstanding common stock in an unsolicited open market transaction, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Please refer to the risk factors described in NEON Systems' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on June 29, 2001, for a detailed description of these risks and others that could cause actual results to differ materially from the forward-looking statements.

NEON is a registered trademark of NEON Systems, Inc. in the USA and in other select countries. All other trademarks are the property of their respective owners.

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